UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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VF Corporation

(Name of Registrant as Specified In Its Charter)

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VF CORPORATION

March 20, 2003

Dear Shareholder:

      The Annual Meeting of Shareholders of VF Corporation will be held on Tuesday, April 22, 2003, at the O.Henry Hotel, Caldwell Room, 624 Green Valley Road, Greensboro, North Carolina, commencing at 10:30 a.m. Your Board of Directors and management look forward to greeting personally those shareholders able to attend.

      At the meeting, shareholders will be asked to (i) elect four directors; (ii) approve the amended and restated Executive Incentive Compensation Plan (the “EIC Plan Proposal”); (iii) ratify the selection of PricewaterhouseCoopers LLP as VF’s independent accountants for fiscal 2003; (iv) consider a shareholder proposal if properly presented to the meeting; and (v) consider such other matters as may properly come before the meeting.

      Your Board of Directors recommends a vote FOR the election of the persons nominated to serve as directors, FOR the EIC Plan Proposal, FOR the selection of PricewaterhouseCoopers LLP as VF’s independent accountants, and AGAINST the shareholder proposal. Regardless of the number of shares you own or whether you plan to attend, it is important that your shares be represented and voted at the meeting.

      You may vote in person at the Annual Meeting or you may vote your shares via the Internet, via a toll-free telephone number, or by signing, dating and mailing the enclosed proxy card in the postage-paid envelope provided, as explained on page 1 of the attached proxy statement.

      Your interest and participation in the affairs of VF are most appreciated.

Sincerely,

/s/ Mackey J. McDonald
Mackey J. McDonald
Chairman, President and
Chief Executive Officer

VF CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held April 22, 2003

March 20, 2003

To the Shareholders of VF CORPORATION:

      The Annual Meeting of Shareholders of VF Corporation will be held at the O.Henry Hotel, Caldwell Room, 624 Green Valley Road, Greensboro, North Carolina, on Tuesday, April 22, 2003, at 10:30 a.m., for the following purposes:

      (1) to elect four directors to hold office until the 2006 Annual Meeting of Shareholders;

      (2) to approve the amended and restated Executive Incentive Compensation Plan;

(3)	to ratify the selection of PricewaterhouseCoopers LLP as VF’s independent accountants for fiscal 2003;

      (4) to consider a shareholder proposal if properly presented by the proponent; and

(5)	to transact such other business as may properly come before the meeting and any adjournments thereof.

      A copy of VF’s Annual Report for 2002 is enclosed for your information.

      Only shareholders of record as of the close of business on March 4, 2003 are entitled to notice of and to vote at the meeting.

By Order of the Board of Directors

Candace S. Cummings
Vice President — Administration,
General Counsel and Secretary

YOUR VOTE IS IMPORTANT

You are urged to vote your shares via the Internet, through

our toll-free telephone number or by signing, dating and
promptly returning your proxy in the enclosed envelope.

VF CORPORATION

PROXY STATEMENT

For the 2003 Annual Meeting of Shareholders

      This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of VF Corporation to be voted at VF’s Annual Meeting of Shareholders on April 22, 2003 and any adjournments of the meeting (the “Meeting”).

ABOUT THE MEETING

What is the purpose of the Meeting?

      At the Meeting, holders of VF Common Stock and Series B ESOP Convertible Preferred Stock (“Series B ESOP Stock”) will act upon the matters described in the foregoing notice of the Meeting, including the election of four directors, approval of the amended and restated Executive Incentive Compensation Plan (the “EIC Plan Proposal”), ratification of the selection of PricewaterhouseCoopers LLP as VF’s independent accountants for fiscal 2003, and consideration of a shareholder proposal if properly presented by the proponent.

Who is entitled to vote at the Meeting?

      Only shareholders of record on March 4, 2003, the record date for the Meeting, are entitled to receive notice of and vote at the Meeting.

What are the voting rights of shareholders?

      Each share of Common Stock is entitled to one vote and each share of Series B ESOP Stock is entitled to two votes.

How do shareholders vote?

      Shareholders may vote at the Meeting in person or by proxy. Proxies validly delivered by shareholders (by Internet, telephone or mail as described below) and received by VF prior to the Meeting will be voted in accordance with the instructions contained therein. If a shareholder’s proxy card gives no instructions, it will be voted in accordance with the recommendation of the Board of Directors. A shareholder may change any vote by proxy before the proxy is exercised by filing with the Secretary of VF either a notice of revocation or a duly executed proxy bearing a later date or by attending the Meeting and voting in person. Shareholders who vote by telephone or the Internet may also change their votes by re-voting by telephone or the Internet within the time periods listed below. A shareholder’s latest vote, including via the Internet or telephone, is the one that is counted.

      There are three ways to vote by proxy:

1) BY INTERNET: Visit the web site http://www.eproxyvote.com/vfc. To vote your shares, you must use the control number printed on your proxy/voting instruction card. The web site is available 24 hours a day, seven days a week, and will be accessible UNTIL 11:59 p.m., Eastern Daylight Time, on April 21, 2003;

2) BY TELEPHONE: Call toll-free 1-877-PRXVOTE (1-877-779-8683). Shareholders outside of the U.S. and Canada should call 1-201-536-8073. To vote your shares, you must use the control number printed on your proxy/voting instruction card. Telephone voting is accessible 24 hours a day, seven days a week, UNTIL 11:59 p.m., Eastern Daylight Time, on April 21, 2003; or

3) BY MAIL: Mark your proxy/ voting instruction card, date and sign it, and return it in the postage-paid (US only) envelope provided. If the envelope is missing, please address your completed proxy/voting instruction card to VF Corporation, c/o EquiServe Trust Company, N.A., P.O. Box 8923, Edison, New Jersey 08818-8923.

IF YOU VOTE BY INTERNET OR TELEPHONE, YOU NEED

NOT RETURN YOUR PROXY/ VOTING INSTRUCTION CARD.

What constitutes a quorum?

      Shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast must be present at the Meeting in person or by proxy to constitute a quorum for the transaction of business. At the close of business on March 4, 2003, there were 109,906,566 outstanding shares consisting of 108,753,867 shares of Common Stock and 1,152,699 shares of Series B ESOP Stock. Holders of these outstanding shares are entitled to cast 111,059,265 votes at the Meeting.

What are the Board’s recommendations?

      The Board recommends a vote FOR the election of the four nominees proposed for election as directors, FOR the EIC Plan Proposal, FOR the selection of PricewaterhouseCoopers LLP as VF’s independent accountants for fiscal 2003, and AGAINST approval of the shareholder proposal. If any other matters are brought before the Meeting, the proxy holders will vote as recommended by the Board of Directors. If no recommendation is given, the proxy holders will vote in their discretion. At the date of this proxy statement, we do not know of any other matter to come before the Meeting.

What vote is required to approve each item?

      The four nominees for election as directors who receive the greatest number of votes will be elected directors. Approval of the EIC Plan Proposal, approval of the ratification of the selection of PricewaterhouseCoopers LLP as VF’s independent accountants for fiscal 2003, and approval of the shareholder proposal each requires the affirmative vote of a majority of the votes cast on such matter at the Meeting. Shares of Common Stock and shares of Series B ESOP Stock will vote together as a single class. Withheld votes, abstentions and broker non-votes will not be taken into account in determining the outcome of the election of directors, approval of the EIC Plan Proposal, ratification of the selection of PricewaterhouseCoopers LLP as VF’s independent accountants for fiscal 2003, or approval of the shareholder proposal.

Other Information

      A copy of VF’s Annual Report for the fiscal year ended January 4, 2003 accompanies this proxy statement. No material contained in the Annual Report is to be considered a part of the proxy solicitation material.

      VF’s mailing address is P.O. Box 21488, Greensboro, North Carolina 27420. This proxy statement and the form of proxy/voting instruction card were first mailed or given to security holders on approximately March 20, 2003.

ITEM NO. 1

ELECTION OF DIRECTORS

      VF’s Board of Directors has nominated the four persons named below to serve as directors until the 2006 Annual Meeting. The persons named in the accompanying form of proxy/voting instruction card intend to vote such proxy for the election as directors of the following nominees. If any nominee becomes unable or unwilling to serve as a director, the proxy holders will vote for such other person or persons as may be nominated by the Board of Directors. The nominees named below have indicated that they are willing to serve if reelected to the VF Board. The Board of Directors may fill vacancies in the Board, and any director chosen to fill a vacancy would hold office until the next election of the class for which such director had been chosen. It is the policy of VF that a substantial majority of the members of its Board of Directors should be independent. Currently, ten of VF’s 12 directors have been determined by the Board to be independent in accordance with the current Listing Standards of the New York Stock Exchange, the principal securities exchange on which VF’s Common Stock is traded.

		Year in Which
		Service as a
Name	Principal Occupation	Director Began

To Serve Until the 2006 Annual Meeting
Robert J. Hurst, 57	Vice Chairman, The Goldman Sachs Group, Inc.	1994
W. Alan McCollough, 53	Chairman, President and Chief Executive Officer, Circuit City Stores, Inc.	2000
M. Rust Sharp, 62	Of Counsel to Heckscher, Teillon, Terrill & Sager (Attorneys)	1984
Raymond G. Viault, 58	Vice Chairman, General Mills, Inc.	2002

      Mr. Hurst is Vice Chairman and a member of the Board of Directors of The Goldman Sachs Group, Inc., an international investment banking and securities firm. Mr. Hurst was Vice Chairman of The Goldman Sachs Group, L.P., the predecessor of The Goldman Sachs Group, Inc., and served as its Head or Co-Head of Investment Banking from December 1990 to November 1999. VF maintains investment banking relations with Goldman Sachs. Most recently, Mr. Hurst served as the Chief Executive Officer of the 9/11 United Services Group, an organization that coordinates leading non-profit organizations and human services agencies for victims of the 9/11 tragedy. He is a member of the Executive and Finance Committees of the Board of Directors.

      Mr. McCollough has served as Chairman, President and Chief Executive Officer of Circuit City Stores, Inc. since June 2002. In June 2000, he was elected to the company’s board of directors and added the title of Chief Executive Officer. From 1997 to June 2000, he was President and Chief Operating Officer of Circuit City. Mr. McCollough is a member of the Audit and Nominating and Governance Committees of the Board of Directors.

      Mr. Sharp has been Of Counsel to Heckscher, Teillon, Terrill & Sager, a law firm located in West Conshohocken, Pennsylvania, since May 1999. He was Of Counsel to Pepper Hamilton LLP, a national law firm headquartered in Philadelphia, Pennsylvania, from December 1996 until May 1999. Mr. Sharp is a member of the Executive, Compensation and Pension Advisory Committees of the Board of Directors. (Also see “Security Ownership of Certain Beneficial Owners and Management.”)

      Mr. Viault is Vice Chairman of General Mills, Inc. with responsibility for General Mills’ Meals, Baking Products, Pillsbury USA and Bakeries and Foodservice businesses. Mr. Viault joined General Mills as Vice Chairman in 1996. Mr. Viault also serves as a director of General Mills and of Newell Rubbermaid Inc., a consumer products company. He is a member of the Audit and Nominating and Governance Committees of the Board of Directors.

		Year in Which
		Service as a
Name	Principal Occupation	Director Began

Directors Whose Terms Expire at the 2005 Annual Meeting
Juan Ernesto de Bedout, 58	President Latin American Operations, Kimberly-Clark Corporation	2000
Ursula F. Fairbairn, 60	Executive Vice President — Human Resources & Quality, American Express Company	1994
Barbara S. Feigin, 65	Consultant	1987
Mackey J. McDonald, 56	Chairman of the Board, President, and Chief Executive Officer of VF	1993

      Mr. de Bedout has served as President of Latin American Operations for Kimberly-Clark Corporation, responsible for business units in Central and South America as well as the Caribbean, since 1998. He is a member of the Audit and Finance Committees of the Board of Directors.

      Mrs. Fairbairn has served as Executive Vice President — Human Resources & Quality of American Express Company, a financial services company, since 1996. Mrs. Fairbairn also serves as a director of Air Products and Chemicals, Inc. and Sunoco, Inc. She is a member of the Executive and Compensation Committees of the Board of Directors and was a member of the Audit Committee until the Committee was reconstituted in February 2003 (Also see “Security Ownership of Certain Beneficial Owners and Management.”)

      Mrs. Feigin has been a Consultant specializing in strategic marketing and branding since 1999. She served as Executive Vice President and Worldwide Director of Strategic Services of Grey Advertising Inc. from 1983 until her retirement from that position in 1999. Mrs. Feigin also serves as a director of Circuit City Stores, Inc. She is a member of the Nominating and Governance and Pension Advisory Committees of the Board of Directors.

      Mr. McDonald joined VF’s Lee division in 1983. He served in various managerial positions with VF’s subsidiaries until 1991 when he was named a VF Group Vice President. Mr. McDonald was elected President and a director of VF in 1993 and Chief Executive Officer in 1996. He has served as Chairman, President, and Chief Executive Officer of VF since 1998. He is a director of Wachovia Corporation, Hershey Foods Corporation, and, since November 2002, Tyco International Ltd. Mr. McDonald is Chairman of the Executive Committee and serves as an ex officio member of all other committees of the Board, except the Audit, Nominating and Governance and Compensation Committees of the Board of Directors.

		Year in Which
		Service as a
Name	Principal Occupation	Director Began

Directors Whose Terms Expire at the 2004 Annual Meeting
Robert D. Buzzell, 69	Professor Emeritus, Harvard Business School	1983

Edward E. Crutchfield, 61	Retired; Former Chairman and Chief Executive Officer, First Union Corporation	1992
George Fellows, 60	Consultant to JPMorgan Partners	1997
Daniel R. Hesse, 49	Chairman, President and Chief Executive Officer, Terabeam Corporation	1999

      Dr. Buzzell has been Professor Emeritus of Harvard Business School since 1993. He served as Distinguished Visiting Professor at Georgetown University from 1998 to 2001 and as a Distinguished Professor at the School of Business Administration of George Mason University from 1993 to 1998. Dr. Buzzell also serves as a director of Harleysville Group, Inc., a property and casualty insurance holding company. He is a member of the Finance and Pension Advisory Committees of the Board of Directors.

      Mr. Crutchfield served as the Chairman and Chief Executive Officer of First Union Corporation, a banking and financial services company, from 1985 until his retirement in 2000. Mr. Crutchfield serves as a director of The Liberty Corp., a television broadcasting company. He is a member of the Executive, Compensation and Finance Committees of the Board of Directors.

      Mr. Fellows has served as a Consultant to JPMorgan Partners and other private equity firms since 2000. He also serves as a member of The Listed Company Advisory Committee of the New York Stock Exchange. Previously, Mr. Fellows served as President and Chief Executive Officer of Revlon, Inc. and of Revlon Consumer Products Corporation from 1997 through 1999. He is a member of the Audit and Nominating and Governance Committees of the Board of Directors.

      Mr. Hesse has served as the Chairman, President and Chief Executive Officer of Terabeam Corporation, a telecommunications company, since March 2000. Previously, Mr. Hesse was President and Chief Executive Officer of AT&T Wireless Services. He also served as an Executive Vice President of AT&T. He is a member of the Finance and Compensation Committees of the Board of Directors.

CORPORATE GOVERNANCE AT VF

      As provided by the Pennsylvania Business Corporation Law and VF’s By-Laws, VF’s business is managed under the direction of its Board of Directors. Members of the Board are kept informed of VF’s business through discussions with the Chairman, President and CEO and other officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees. In addition, to promote open discussion among the non-employee directors, those directors meet in regularly scheduled executive sessions without management present.

Corporate Governance

      VF’s Board of Directors has a long-standing commitment to sound and effective corporate governance practices. A foundation of VF’s corporate governance is the Board’s policy that a substantial majority of the members of the Board should be independent. This policy is included in the Board’s written Corporate Governance Principles, which, in addition to director independence, address a number of other important governance issues such as qualifications for Board membership; mandatory retirement for Board members at age 70; a requirement that directors submit their resignation for consideration upon a substantial change in principal occupation or business affiliation; Board leadership; committee responsibilities; authority of the Board to engage outside independent advisors as they deem appropriate; succession planning for the chief executive officer; and annual Board self-evaluation. In addition, the Board of Directors has for many years had in place formal charters setting forth the powers and responsibilities of each of its committees.

      Management has reviewed internally and with the Board of Directors the provisions of the Sarbanes-Oxley Act of 2002, the related rules of the Securities and Exchange Commission and the proposed New York Stock Exchange Listing Standards regarding corporate governance policies and procedures. We believe that the Board’s Corporate Governance Principles and committee charters meet current requirements and substantially meet the proposed requirements. The Board of Directors intends to amend, to the extent necessary, its governance documents once final rules have been adopted.

Board of Directors

      In accordance with VF’s By-Laws, the Board of Directors has set the number of directors at 12. Eleven of VF’s directors are non-employee directors. The Board believes that ten of VF’s 12 directors are “independent” directors, both as defined in the current Listing Standards of the New York Stock Exchange and under the standards of “independence” that would apply upon adoption of proposed amendments to the New York Stock Exchange Listing Standards.

      During 2002, VF’s Board of Directors held six meetings. Each member of the Board attended at least 75% of the total number of meetings of the Board and all committees on which he or she served.

Board Committees and Their Responsibilities

      The Board has Executive, Audit, Finance, Nominating and Governance, Compensation and Pension Advisory Committees. The three Board committees listed below have primary responsibility for audit, nominating and governance and compensation matters. The Board has determined that each of the members of these committees is independent (as independence is defined in the current Listing Standards of the New York Stock Exchange). Each committee is governed by a written charter approved by the Board of Directors. Each committee is required to perform an annual self-evaluation and each committee may engage outside independent advisors as the committee deems appropriate.

      Audit Committee: The Audit Committee’s charter was most recently approved by the Board of Directors in 2003. (See Appendix A to this proxy statement.) The Audit Committee’s primary responsibility is to assist the Board in its responsibility to oversee management’s conduct of VF’s financial reporting process. Its duties include (1) selecting, subject to shareholder approval, the independent auditors for VF, (2) reviewing the scope of the audit to be conducted by the independent auditors, (3) meeting with the independent auditors concerning the results of their audit and the selection and disclosure of critical accounting policies, (4) reviewing with management and the independent auditor our annual and quarterly statements prior to filing them with the Securities and Exchange Commission, (5) overseeing the scope and adequacy of VF’s system of internal accounting controls and (6) preparing a report to shareholders annually for inclusion in the annual proxy statement. The Audit Committee is the principal liaison between the Board of Directors and the independent auditors for VF. As of the date of this proxy statement, the members of the committee are Messrs. Fellows (Chairman), de Bedout, McCollough and Viault. The committee held three meetings during 2002. The Board of Directors has determined that Messrs. Fellows, McCollough and Viault qualify as “audit committee financial experts” in accordance with the definition of “audit committee financial expert” set forth in the Instruction to Regulation S-K, Item 401(h)(1), of the Securities and Exchange Commission. Messrs. Fellows, McCollough and Viault acquired those attributes through actively overseeing a principal financial officer or principal accounting officer of a public company. Each of them has experience overseeing or assessing the performance of companies with respect to the evaluation of financial statements in their roles as chairman and chief executive officer or vice chairman of a public company. In addition to his service as vice chairman of General Mills, Mr. Viault acted as chief financial officer of General Mills for two years and currently serves on the audit committee of another public company. Mr. Fellows has served as chairman of the VF Audit Committee since 1998 and Mr. McCollough has served on the Committee since 2000.

      Nominating and Governance Committee: The responsibilities of this committee include (1) screening potential candidates for director and recommending candidates to the Board of Directors, (2) recommending to the Board a succession plan for the Chairman of the Board and Chief Executive Officer, and (3) reviewing and recommending to the Board governance policies and principles for VF. VF’s By-Laws provide that a shareholder may nominate a person for election as a director if written notice of the shareholder’s intent to nominate a person for election as a director is received by the Secretary of VF (1) in the case of an annual meeting, not less than 150 days prior to the date of the annual meeting or (2) in the case of a special meeting at which directors are to be elected, not later than seven days following the day on which notice of the meeting was first mailed to shareholders. The notice must contain specified information about the shareholder and the nominee, including such information as would be required to be included in a proxy statement pursuant to the rules and regulations established by the Securities and Exchange Commission under the Securities Exchange Act of 1934 (the “1934 Act”). The committee will consider suggestions from VF shareholders, which should be submitted to the Secretary of VF. The committee may refuse to take action on such recommendation, in which case the shareholder proposing the nominee would have to follow the formal procedures set forth in the By-Laws. As of the date of this proxy statement, the members of the committee are Mrs. Feigin (Chairman) and Messrs. Fellows, McCollough and Viault. The committee held six meetings during 2002.

      Compensation Committee: It is the responsibility of this committee to review VF’s compensation and benefit programs, to consider VF’s organizational structure, including management development and succession, except for the Chairman of the Board and Chief Executive Officer, and to make recommendations to the Board regarding such programs and structure. This committee also has responsibility for (1) reviewing and recommending to the Board salary and incentive compensation for VF’s Chief Executive Officer and other executive officers, (2) setting performance goals under VF’s incentive compensation programs and (3) preparing a report to shareholders annually for inclusion in the annual proxy statement. The members of the committee are Mrs. Fairbairn (Chairman) and Messrs. Crutchfield, Hesse and Sharp. The committee held two meetings during 2002.

Directors’ Compensation

      Each director other than Mr. McDonald receives an annual stipend of $35,000, payable in quarterly installments, plus a fee of $1,000 for each Board meeting attended. Each director who serves on a committee is paid $1,000 for each meeting attended. Each director serving as chairman of a committee also receives an additional stipend of $5,000 per year. Each director is paid $1,000 per day for special assignments in connection with Board or committee activity as designated by the Chairman of the Board. Travel and lodging expenses are reimbursed. Mr. McDonald, the only director who is also an employee of VF, does not receive any compensation in addition to his regular salary for attendance at meetings of the Board or any of its committees. Each director may elect to defer all or part of his or her stipend and fees into equivalent units of VF Common Stock under the VF Deferred Savings Plan for Non-Employee Directors. All Common Stock equivalent units receive dividend equivalents. Deferred sums, including Common Stock equivalent units, are payable in cash to the participant upon termination of service or such later date specified in advance by the participant. Seven directors elected to defer compensation in 2002. VF does not provide pension, medical or life insurance benefits to its non-employee directors.

      In order to link compensation of directors to VF’s stock performance, each director is eligible to receive grants of non-qualified stock options to purchase shares of Common Stock and restricted awards (restricted stock or restricted stock units) under VF’s 1996 Stock Compensation Plan. Currently, stock options are granted to non-employee directors at a rate of 4,800 per year. Such options have an exercise price equal to fair market value at the date of grant, have a stated term of ten years and become exercisable one year after the date of grant. Options are exercisable only so long as the optionee remains a director of VF except that, subject to earlier expiration of the option term, options remain exercisable for 36 months after the director’s disability or retirement or 12 months after the director’s death.

      Each director is eligible to participate in VF’s matching gift program for institutions of higher learning and National Public Television and Radio up to an aggregate of $10,000 per year.

EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT

      The Compensation Committee (the “Committee”) reports as follows with respect to compensation of executive officers for the fiscal year ended January 4, 2003:

Principles of Executive Compensation Program

      The goals of VF’s Executive Compensation Program (the “Program”) are to attract and retain highly competent executives, to provide incentives for achieving and exceeding VF’s short-term and long-term financial goals and to align the financial objectives of VF’s executives with those of its shareholders, both in the short and long term.

      The Program incorporates three compensation objectives. First, the Program seeks to offer total compensation that is competitive with other large U.S.-based companies with which VF may compete for executive talent. Second, the Program aims to provide annual incentives to executives based on corporate and individual performance and to reward superior performance with superior levels of compensation. Third, the Program seeks to maximize long-term total shareholder return by providing executives with incentives tied to stock value, thus aligning interests of shareholders and executives. VF balances each of the Program’s objectives by establishing target compensation levels for executive pay that are achieved through a combination of base salary, annual incentives and long-term incentives consisting of performance-contingent Common Stock units and stock options.

      VF’s philosophy is that a significant portion of each executive’s total compensation should be at-risk based on VF’s financial performance. The at-risk components of total compensation are progressively greater for higher level positions. For 2002, the at-risk components of the targeted cash compensation and performance-contingent Common Stock unit packages for executive officers named in this proxy statement ranged from 60% to 70%.

Competitive Compensation Targets

      Total compensation targets, consisting of base salary, annual incentive awards and long-term incentive awards, are set annually for designated management positions. The Committee used information provided by Towers Perrin, VF’s outside compensation consultant, regarding its executive compensation database, which includes executive compensation data for over 500 large U.S. based companies (the “Comparison Group”), as well as information about companies within the S&P Apparel, Accessories & Luxury Goods Index to establish compensation targets for 2002. In general, VF targets total compensation for each VF executive officer at the 75th percentile of compensation paid to executives in comparable positions within VF’s Comparison Group based on targeted performance goals established by the Committee.

      Base Salary: Salary ranges and individual salaries for senior executives are reviewed annually by the Committee. In determining individual salaries, the Committee considers the scope of job responsibilities, individual contribution, VF’s salary budget, labor market conditions and current compensation, as compared to market practice, based on guidance provided by VF’s outside compensation consultant.

      Annual Incentives: Under the VF Executive Incentive Compensation Plan (“EIC Plan”) as in effect through 2002, a performance goal based on VF’s earnings per share, excluding the effects of extraordinary and non-recurring items, is set each year by the Committee. The Committee establishes a fixed percentage of the mid-point of each executive’s salary grade as the executive’s targeted annual incentive opportunity under the EIC Plan. Depending upon the level of achievement of the performance goal, annual cash awards for 2002 could range from 0% to 150% of the targeted incentive opportunity for each EIC Plan participant. The maximum individual award in 2002 is $1,500,000. The Committee may exercise discretion to reduce awards under the EIC Plan generally or for any individual participant. The EIC Plan is proposed to be amended and restated. (See Item 2 — Approval of Amended and Restated Executive Incentive Compensation Plan.) While it is the policy of the Committee to provide opportunities for annual incentive compensation for achievement of pre-established performance goals based primarily on financial measures, the Committee also retains discretion to pay bonuses apart from the EIC Plan reflecting its subjective assessment of the valuable accomplishments of VF’s executive officers which, in the Committee’s view, cannot always be anticipated in advance or reflected in such pre-established goals.

      Long-Term Incentives: Long-term incentives consist of performance-contingent Common Stock units and stock options.

      Under VF’s Mid-Term Incentive Plan (implemented under the VF 1996 Stock Compensation Plan), performance-contingent Common Stock units are earned if VF’s average total shareholder return (Common Stock price change plus dividend yield) for a three-year performance period compares favorably to that of a performance peer group, or alternatively, if a specified increase in earnings per share is achieved in the last year of the performance period. For the three-year performance period ended December 31, 2002, the performance peer group consisted of 18 companies significantly engaged in the apparel industry. Depending on the level of achievement of the performance goal, each participant may earn from 0% to 200% of the number of performance-contingent Common Stock units, plus dividend equivalents, targeted by the Committee. Awards are paid in shares of VF Common Stock. At the election of a participant, receipt of awards may be deferred until retirement or until dates specified by the participant.

      Stock options are typically granted annually under the VF 1996 Stock Compensation Plan. Non-qualified stock options have a stated term of ten years and become exercisable not less than one year after the date of grant. Options are exercisable only so long as the option holder remains an employee of VF or its subsidiaries, except that, subject to earlier expiration of the option term, and to the specific terms and definitions contained in the Stock Compensation Plan, options generally remain exercisable during the period severance payments (if any) are made in the case of involuntary termination of employment; for 36 months after death or retirement under the VF Pension Plan; and for 12 months after termination of employment due to disability. The Committee determines a value of options granted to executive officers as a component of the total targeted compensation. This value is based on an accepted valuation methodology.

      The size of individual grants of performance-contingent Common Stock units and options generally increase with the level of responsibility of the executive officer. The grants to each executive officer named in this proxy statement also depend upon the Committee’s assessment of the individual’s performance. The Committee does not assign specific weighting to these factors.

Summary of Actions Taken by the Compensation Committee

2002 Base Salary Increases

      At its February 2002 meeting, the Committee approved salary increases to be effective as of January 1, 2002. The base salary increase for each executive officer was based on (i) the Committee’s adjustment of the executive’s salary grade range, if appropriate, based on market guidance provided by VF’s outside compensation consultant, (ii) the Committee’s assessment of the individual’s salary within his or her salary grade based on the individual’s performance and (iii) VF’s overall merit increase budget for 2002 of approximately 3% for salaries of senior employees after adjustment for salary range changes.

Annual Incentive Awards

      At its February 2002 meeting, the Committee established the EIC Plan performance target and the targeted annual incentive awards for each participating executive. The dollar amount of each targeted award was based upon a percentage of the mid-point of the salary range for the executive’s position. At its February 2003 meeting, the Committee granted EIC Plan awards to the named executive officers based on the achievement of 107% of the EIC Plan performance target for 2002, excluding the effects of extraordinary and non-recurring items, resulting in a potential pay-out of 150% of the targeted awards.

Long-Term Incentive Awards

      At its February 2002 meeting, the Committee reviewed VF’s philosophy with respect to stock option grants. In order to instill an entrepreneurial spirit among its employees, it is VF’s practice to grant options to a significant number of management-level employees. In 2002, stock options were granted to 563 management-level employees. The stock options awarded to the named executive officers were based on the Committee’s assessment of the individual’s total compensation from a competitive perspective, within the guidelines established by the Committee, and the executive’s performance.

      Performance-contingent Common Stock units under the Mid-Term Incentive Plan were awarded to the 31 Plan participants for the three-year performance period ended December 31, 2002 based on the level of achievement of the performance target set for that performance period. The performance for the three-year period placed VF at the 49th percentile of the applicable peer group. Based on this performance, executive officer participants became entitled to 95% of the target number of Common Stock units potentially earnable under the Plan for the 2000-2002 performance period.

Compensation of the Chief Executive Officer

      The Chief Executive Officer’s base salary, annual incentive awards and long-term incentive awards follow the policies described above.

      Mr. McDonald’s salary increase for 2002 resulted from a merit increase, based on the Committee’s assessment of his performance, in line with VF’s merit increase budget. Mr. McDonald was granted options for 350,000 shares of VF Common Stock based on compensation data provided by VF’s outside compensation consultant, together with the projection of total targeted compensation within the guidelines described above, and the Committee’s assessment of Mr. McDonald’s performance.

      Mr. McDonald’s EIC Plan award of $1,455,000 for 2002 was granted based on the level of achievement of the EIC Plan performance target for 2002. Mr. McDonald’s award was based on the Committee’s assessment of VF’s progress during the year under Mr. McDonald’s leadership relating to major strategic initiatives, including a 30% increase in earnings per share (excluding charges related to VF’s strategic repositioning program, discontinued operations and the effects of a change in accounting policy relating to goodwill), the achievement of a return on capital of 17%, a significant increase in the visibility of key brands with an 11% increase in advertisement investment, and a strong improvement in profitability with margins near record levels. VF also reduced inventories by $36 million and achieved exceptionally strong cash flow from operations. Also, during 2002, VF successfully exited its Jantzen and Private Label Knitwear businesses.

      Mr. McDonald earned 9,142 performance-contingent Common Stock units for the 2000-2002 performance period under the Mid-Term Incentive Plan. The basis for this payout is described above.

Tax Deductibility Considerations

      Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the deductibility of compensation in excess of $1 million paid to the executive officers named in this proxy statement, unless certain requirements are met. Stock options and certain performance-based awards under the 1996 Stock Compensation Plan are designed to meet these requirements as are annual bonuses under VF’s EIC Plan. It is the present intention of the Compensation Committee to preserve the deductibility of compensation under Section 162(m) to the extent the Committee believes that to do so is consistent with the best interests of shareholders; however, tax deductibility is only one consideration in determining the type and amount of compensation. The Board of Directors maintains discretion to grant awards based on the Board’s assessment of individual performance and other relevant factors. Such discretionary awards may not meet the requirements for full deductibility of Section 162(m). In granting any such awards the Board takes into consideration any potential loss of deductibility.

Ursula F. Fairbairn, Chairman

Edward E. Crutchfield
Daniel R. Hesse
M. Rust Sharp

      The following table sets forth a summary of the compensation paid or accrued for the years 2000 through 2002 by VF to or for the benefit of the named executive officers.

SUMMARY COMPENSATION TABLE

				Long-Term
				Compensation
		Annual Compensation		Awards[1]

				Stock
				Options/	LTIP	All Other
Name and				SARS	Payouts	Compen-
Principal Position	Year	Salary($)	Bonus($)	(#)	($)	sation($)[2]

Mackey J. McDonald	2002	$990,000	$1,455,000	350,000	$310,800	$12,500
Chairman, President and	2001	960,000	530,400	300,000	—	12,500
Chief Executive Officer	2000	834,000	878,000	150,000	211,000	30,000

Terry L. Lay	2002	510,000	522,700	100,000	114,100	12,500
Vice President and Chairman –	2001	495,000	194,600	104,000	—	12,500
Outdoor and International Jeanswear Coalitions	2000	473,200	350,000	104,000	69,000	10,000

John P. Schamberger	2002	510,000	522,700	100,000	114,100	12,500
Vice President and Chairman –	2001	495,000	194,600	104,000	—	12,500
North & South America Jeanswear and	2000	473,000	350,000	104,000	84,000	10,000
Playwear Coalitions

Robert K. Shearer	2002	392,500	433,600	80,000	94,700	12,500
Vice President – Finance & Global	2001	360,000	161,500	84,000	—	12,500
Processes and Chief Financial Officer	2000	300,000	290,000	34,000	69,000	13,000

Eric C. Wiseman	2002	370,000	433,400	80,000	94,700	12,500
Vice President and Chairman –	2001	345,000	167,500	84,000	—	12,500
Global Intimate Apparel Coalition	2000	342,500	178,700	13,000	32,000	10,000

[1]	The target number and aggregate value of performance-contingent Common Stock units earnable by the named executive officers at January 4, 2003 were as follows: Mr. McDonald — 14,029, $524,264; Mr. Lay — 5,147, $192,343; Mr. Schamberger — 5,147, $192,343; Mr. Shearer — 4,275, $159,757; and Mr. Wiseman — 4,275, $159,757. Also, at fiscal year-end, Mr. McDonald held 46,124 shares of restricted stock, having an aggregate value of $1,725,605, and Mr. Schamberger held 13,580 restricted shares, having an aggregate value of $508,594, based on the closing price of VF Common Stock on January 4, 2003.

[2]	The amount in this column for 2002 represents VF’s matching contribution under the Executive Deferred Savings Plan.

LONG-TERM INCENTIVE AWARDS

Stock Options

      This table sets forth for the named executive officers information regarding the grant of stock options by VF in the 2002 fiscal year and their potential realizable values. No stock appreciation rights have been granted to employees other than limited stock appreciation rights, which become exercisable only upon a Change in Control. All stock options were granted under VF’s 1996 Stock Compensation Plan, as amended, which is a shareholder-approved plan. This Plan is VF’s only plan under which stock options and other equity awards are granted.

Options Granted in the 2002 Fiscal Year

					Potential Realizable Value at
					Assumed Annual Rates of
					Stock Price Appreciation for
Individual Grants[1]					Option Term[2]

	No. of	% of Total
	Securities	Options	Exercise
	Underlying	Granted to	or Base
	Options	Employees in	Price	Expiration
Name	Granted(#)	Fiscal Year	($/Sh)	Date	5%	10%

M.J. McDonald	350,000	14.3%	$40.90	2/2012	$9,002,000	$22,813,000
T.L. Lay	100,000	4.1%	$40.90	2/2012	2,572,000	6,518,000
J.P. Schamberger	100,000	4.1%	$40.90	2/2012	2,572,000	6,518,000
R.K. Shearer	80,000	3.3%	$40.90	2/2012	2,057,600	5,214,400
E.C. Wiseman	80,000	3.3%	$40.90	2/2012	2,057,600	5,214,400

[1]	All of the options were non-qualified stock options granted in February 2002. Each option becomes exercisable in thirds on the first, second and third anniversaries of the date of grant, respectively. Options generally become fully exercisable upon a Change in Control. All options have a ten-year term but, in the event of certain terminations of the optionee’s employment, the option will expire on an accelerated basis, as follows: 36 months after retirement or death; 12 months after termination due to disability; at the end of the period severance payments are made (if any) in the case of involuntary termination; and at the time of any voluntary termination.

[2]	The dollar gains under these columns result from calculations assuming 5% and 10% growth rates as set by the Securities and Exchange Commission and are not intended to forecast future price appreciation of VF Common Stock. It is important to note that options have no value to recipients, including the named executive officers unless the stock price appreciates beyond the exercise price shown in the table during the effective option period.

     The following table sets forth for each of the named executive officers information regarding stock options exercised by them during the 2002 fiscal year, together with the number and value of stock options held at 2002 fiscal year end, each on an aggregate basis.

Aggregated Option Exercises in the 2002 Fiscal Year and Fiscal Year-End Option Value

				Value of
			Number of	Unexercised
			Unexercised	In-the-Money
			Options at	Options at
			Fiscal Year-End	Fiscal Year-End[1]

	Number of		(#)	($)
	Shares Acquired	Value	Exercisable/	Exercisable/
Name	on Exercise(#)	Realized($)	Unexercisable	Unexercisable

M.J. McDonald	—	$—	940,000/550,000	$5,236,800/	$ 98,500
T.L. Lay	60,000	928,672	151,000/190,000	490,660/	453,300
J.P. Schamberger	—	—	250,000/190,000	1,039,540/	453,300
R.K. Shearer	—	—	141,000/130,000	631,880/	98,500
E.C. Wiseman	—	—	87,800/130,000	325,536/	98,500

[1]	Market value of underlying shares at fiscal year-end based on the fiscal year-end market price of $37.37 per share, minus the exercise price.

Performance-Contingent Common Stock Units

      This table gives information concerning the awards to the named executive officers made in 2002 for the three-year performance period of 2002 through 2004 under the Mid-Term Incentive Plan, a subplan under the VF 1996 Stock Compensation Plan. Under this Plan, the executives were awarded performance-contingent Common Stock units, which gave them the opportunity to earn shares of VF Common Stock. Actual payout of these shares is determined by a non-discretionary formula that compares VF’s average total shareholder return (change in Common Stock price plus reinvestment of dividends) over the performance period to that of a peer group of companies significantly engaged in the apparel industry, or alternatively, a portion of the shares is earnable if a specified increase in earnings per share is achieved in the last year of the performance period.

Long-Term Incentive Plans — Awards in Last Fiscal Year

	Estimated Future Payout Under
	Non-Stock Price-Based Plans[1,2]

Name	Threshold(#)	Target(#)	Maximum(#)

M.J. McDonald	3,377	6,753	13,506
T.L. Lay	1,239	2,478	4,956
J.P. Schamberger	1,239	2,478	4,956
R.K. Shearer	1,029	2,058	4,116
E.C. Wiseman	1,029	2,058	4,116

[1]	The actual number of shares, if any, that will be paid out at the end of the applicable period cannot be determined because the shares earned by the named executive officers will be based on VF’s future performance and the future performance of the peer group.

[2]	If VF’s performance is below the 40th percentile of the range relative to the performance peer group, then no shares will be earned unless VF’s earnings per share in the last year of the performance period increase by a targeted percentage, in which event the “Threshold” number of shares may be earned. To the extent that VF’s performance exceeds the 40th percentile of the performance range of the performance peer group, the minimum shares that will be earned is shown in the “Threshold” column. The “Target” number of shares shown will be earned if VF’s performance equals the 50th percentile of the performance range of the peer group, and the “Maximum” number of shares shown will be earned if VF’s performance equals the 90th percentile of the performance range of the peer group. Varying amounts between the threshold and target and between target and maximum may be earned for performance at levels between the 40th and 50th or between the 50th and 90th percentiles.

EQUITY COMPENSATION PLAN INFORMATION TABLE

      The following table provides information as of January 4, 2003 regarding the number of shares of VF Common Stock that may be issued under VF’s equity compensation plans.

	(a)	(b)	(c)

Number of securities
	Number of		remaining available
	securities to be		for future issuance
	issued upon	Weighted-average	under equity
	exercise of	exercise price	compensation plans
	outstanding	of outstanding	(excluding securities
	options, warrants	options, warrants	reflected in
Plan Category[1]	and rights[2]	and rights[2]	column (a))[3]

Equity compensation plans approved by shareholders	10,100,394	$37.70	5,029,036
Equity compensation plans not approved by shareholders	—	—	—
Total	10,100,394	$37.70	5,029,036

[1]	The table does not include information regarding the following VF plans:

•	Employee Stock Ownership Plan. As of January 4, 2003, there were 1,195,199 shares of Series B ESOP Stock outstanding, all of which were allocated to the accounts of participants in this Plan. Each share of Series B ESOP Stock is convertible into 1.6 shares of VF Common Stock.

•	Executive Deferred Savings Plan and Deferred Savings Plan for Non-Employee Directors. These plans permit the deferral of salary, bonus and director compensation into, among other things, stock equivalent accounts. Deferrals in a stock equivalent account are valued as if deferrals were invested in VF Common Stock as of the deferral date, and are paid out only in cash. VF maintains a rabbi trust that holds shares that approximately correspond in number to the stock equivalents, and provides pass-through voting rights with respect to those stock equivalents. Stock equivalents are credited with dividend equivalents. As of January 4, 2003, there were 266,146 stock equivalents outstanding in the stock equivalent accounts under these plans.

[2]	Includes 250,274 restricted stock units that were outstanding on January 4, 2003 under VF’s Mid-term Incentive Compensation Plan, a subplan under the 1996 Stock Compensation Plan. Under this Plan, participants are awarded performance-contingent Common Stock units, which gives them the opportunity to earn shares of VF Common Stock. The number of restricted stock units included in the table assumes a maximum payout of shares. Actual payout of these shares is determined by a non-discretionary formula that compares VF’s average total shareholder return (change in Common Stock price plus reinvestment of dividends) over the performance period to that of a peer group of companies significantly engaged in the apparel industry, or alternatively, a portion of the shares is earnable if a specified increase in earnings per share is achieved in the last year of the performance period. Also includes 56,430 restricted stock units that have been awarded to participants but that participants have elected to defer. Restricted stock unit awards do not have an exercise price because their value is dependent upon the achievement of the specified performance criteria and may be settled only for shares of Common Stock on a one-for-one basis. Accordingly, the restricted stock units have been disregarded for purposes of computing the weighted-average exercise price. Had these restricted stock units been included in the calculation, the weighted-average exercise price reflected in column (b) would have been $36.56.

[3]	Of the shares remaining available for future issuance, a total of 720,690 shares may be issued as restricted stock under VF’s 1996 Stock Compensation Plan, VF’s only plan under which restricted stock awards may be granted. This Plan also authorizes the grant of options and other types of equity awards, so that shares will not necessarily be issued as restricted stock.

FUTURE REMUNERATION

Pension Plan and Supplemental Executive Retirement Plan

      VF maintains and contributes to the VF Corporation Pension Plan (the “Pension Plan”), a defined benefit plan that covers all of VF’s domestic employees, including the named executive officers. Benefits under the Pension Plan are determined based on average salary and bonus compensation from January 1, 1999, with no less than five years immediately preceding retirement included in the average.

      The Supplemental Executive Retirement Plan (“SERP”) is an unfunded, non-qualified plan for eligible participants primarily designed (i) to restore benefits lost under the Pension Plan due to (a) the maximum legal limit of pension benefits imposed under the Employee Retirement Income Security Act of 1974 (“ERISA”) and the Internal Revenue Code (the “Code”) and (b) an election to defer compensation under VF’s Deferred Compensation Plan and/or Executive Deferred Savings Plan and (ii) to supplement the Pension Plan benefits of those senior executives whose tenure may be relatively short by virtue of having joined VF in mid-career or who lost pension benefits with former employers as a result of an early separation from service. The combined retirement income from the Pension Plan and the SERP for each of the named executive officers, upon retirement at age 65, would be an amount equal to his Pension Plan benefit calculated (i) without regard to any limitation imposed by the Code or ERISA, (ii) without regard to his participation in the Deferred Compensation Plan or the Executive Deferred Savings Plan, and (iii) on the basis of the average of the highest three years of his salary and bonus compensation during the ten-year period immediately preceding retirement.

      The following table reflects estimated annual benefits that would be payable under the Pension Plan and the SERP upon retirement at age 65 of individuals in the specified remuneration and years of service classifications. The amounts in the table have been computed on a straight life annuity basis.

Assumed Average
Annual Compensation	Estimated Annual Benefits Based on Service of:

	10 years	15 years	20 years	25 years or more

$600,000	$105,000	$158,000	$211,000	$264,000
800,000	141,000	212,000	283,000	354,000
1,100,000	195,000	293,000	391,000	489,000
1,250,000	222,000	334,000	445,000	556,000
1,500,000	267,000	401,000	535,000	669,000
2,000,000	357,000	536,000	715,000	894,000
2,250,000	402,000	604,000	805,000	1,006,000
2,500,000	447,000	671,000	895,000	1,119,000
2,750,000	492,000	739,000	985,000	1,231,000
3,000,000	537,000	806,000	1,075,000	1,344,000

      Each of the named executive officers has credited years of service under the Pension Plan as follows: Mr. McDonald — 20 years; Mr. Lay — 29 years; Mr. Schamberger — 31 years; Mr. Shearer — 16 years; and Mr. Wiseman — 7 years.

      The Pension Plan provides that if it is “Overfunded” upon the occurrence of a “Change in Control” of VF (as those terms are defined in the Pension Plan), certain Pension Plan assets in excess of those needed to meet expected benefit entitlements are to be used fully and irrevocably to vest each participant’s accrued benefit and provide increases in accrued benefits for active participants, retired participants, surviving spouses and beneficiaries and terminated vested participants. The Pension Plan is considered “Overfunded” to the extent that the fair market value of Pension Plan assets exceeds Pension Plan liabilities (primarily the actuarial present value of Pension Plan benefit entitlements). SERP benefits will become funded upon a “Change in Control” of VF, as defined in the Change in Control Agreements described below. In this regard, VF has established a trust with Wachovia Corporation, as Trustee (the “SERP Trust”). VF may fund the SERP Trust at any time to secure payment of certain SERP benefits not otherwise paid by VF. Upon a Change in Control, VF is required to fund the SERP Trust, which becomes irrevocable.

      Had there been a Change in Control as of March 4, 2003, the combined estimated annual benefits vested under the Pension Plan and the SERP and payable beginning at age 65 for each of the named executive officers would have been as follows: Mr. McDonald — $863,600; Mr. Lay — $403,900; Mr. Schamberger — $328,300; Mr. Shearer — $174,400; and Mr. Wiseman — $80,000.

Change in Control and Other Arrangements

      VF has entered into Change in Control Agreements with certain of its executives. These Agreements provide severance benefits to the designated executives in the event their employment is terminated within a specified period after a “Change in Control” of VF, as such term is defined in the Agreements.

      The Agreements generally have a term of three years with automatic annual extensions. The Agreements may be terminated, subject to the limitations outlined below, by VF upon notice to the executive and are automatically terminated if the executive’s employment with VF ceases. VF may not terminate the Agreements (i) if it has knowledge that any third person has taken steps or has announced an intention to take steps reasonably calculated to effect a Change in Control or (ii) within a specified period of time after a Change in Control occurs. Severance benefits payable to the named executive officers include the lump sum payment of an amount equal to 2.99 times the executive’s average annual compensation for the five taxable years ending prior to the date on which a Change in Control of VF occurred.

      There are no limitations on the total payments to be made to an executive in the event of termination of employment upon a Change in Control to prevent such payments from constituting excess “parachute payments” (as that term is defined in the Code). Executives also receive additional payments under the Agreements to reimburse them for any increased golden parachute excise taxes, other increased taxes, penalties and interest resulting from severance payments under the Agreements by reason of such payments being treated as excess parachute payments.

      Had there been a Change in Control as of March 4, 2003, approximate payments under the Agreements upon severance of the named executive officers would have been as follows (excluding applicable reimbursements for increased taxes, penalties and interest, if any): Mr. McDonald — $7,418,100; Mr. Lay — $3,476,100; Mr. Schamberger — $3,654,400; Mr. Shearer — $2,174,700; and Mr. Wiseman — $1,782,300.

      Under the terms of the Agreements, the executives also would be entitled to supplemental benefits, such as accelerated rights to exercise stock options, accelerated lapse of restrictions on restricted stock and restricted stock units, lump sum payments under the VF SERP, continued life and medical insurance for specified periods after termination, entitlements under retirement plans and a lump sum payment upon attaining retirement age. Upon a Change in Control, VF also will pay all reasonable legal fees and related expenses incurred by the executives as a result of the termination of their employment or in obtaining or enforcing any right or benefit provided by the Agreements.

      VF maintains an Executive Deferred Savings Plan (the “EDS Plan”), which is an unfunded, non-qualified deferred compensation arrangement for a select group of management and highly compensated employees of VF and certain of its subsidiaries. The EDS Plan permits an eligible employee to defer the receipt of a specified portion of his or her compensation until the date of retirement, disability, death or termination of employment. In 2002, VF matched 50% of the first $25,000 deferred by each participant. Upon a Change in Control of VF, matching contributions become fully vested and VF is required to fully fund the amount accrued for each employee.

PERFORMANCE GRAPH

      The following graph compares the cumulative total shareholder return on VF Common Stock with that of the Standard & Poor’s (“S&P”) 500 Stock Index and the S&P 1500 Apparel, Accessories & Luxury Goods Index (“S&P Apparel Index”) for the five years ended December 31, 2002. The graph assumes that $100 was invested on January 1, 1998, in each of VF Common Stock, the S&P 500 Stock Index and the S&P Apparel Index, and that all dividends were reinvested. Last year VF compared its performance to the S&P 500 Stock Index and the S&P Textiles (Apparel) Super Index. Standard & Poors has discontinued the S&P Textiles (Apparel) Super Index and generally replaced it with the S&P Apparel Index. Accordingly, VF has adopted the S&P Apparel Index this year. The graph plots the respective values on the five single days that are the last trading days of calendar years 1997 through 2002. Past performance is not necessarily indicative of future performance.

Comparison of Five-Year Total Return of

VF Common Stock, S&P 500 Index, and S&P Apparel Index
VF Common Stock closing price on December 31, 2002 was $36.05

TOTAL SHAREHOLDER RETURNS

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

Certain Beneficial Owners

      Shown below are persons known by VF to have voting power and/or dispositive power over more than 5% of its Common Stock or Series B ESOP Stock, as well as certain other information, all as of March 4, 2003, except as otherwise indicated in the footnotes below.

Beneficial Owner	Amount of	Percent
and Nature of Ownership	Beneficial Ownership[1]	of Class

Common Stock
Ursula F. Fairbairn, M. Rust Sharp and PNC Bank, N.A., P.O. Box 7648, Philadelphia, PA 19101, as Trustees under Deeds of Trust dated August 21, 1951[2,3,4]	13,945,336 shares	12.82%
Ursula F. Fairbairn, M. Rust Sharp and PNC Bank, N.A., P.O. Box 7648, Philadelphia, PA 19101, as Trustees under the Will of John E. Barbey, deceased[2,3,4]	8,977,952 shares	8.26%

Total	22,923,288 shares	21.08%
AXA Financial, Inc. 1290 Avenue of the Americas New York, New York 10104[5]	11,714,800 shares	10.80%
Barclays Global Investors, NA, 45 Fremont Street, San Francisco, CA 94105[6]	5,822,387 shares	5.36%
Dodge & Cox One Sansome St., 35th Floor San Francisco, CA 94104[7]	7,979,399 shares	7.30%
Series B ESOP Convertible Preferred Stock
Fidelity Management Trust Company, 82 Devonshire Street, H11D, Boston, MA 02109-3614, as Trustee of VF’s Tax-Advantaged Savings Plan for Salaried Employees	1,152,699 shares	100%

[1]	None of the shares in this column is known to be a share with respect to which any of the listed owners has the right to acquire beneficial ownership, as specified in Rule 13d-3(d)(1) under the 1934 Act.

[2]	Mrs. Fairbairn and Mr. Sharp are directors of VF.

[3]	Present life tenants and remaindermen under the Will are various. All present life tenants and all or most future life tenants and/or remaindermen under the Deeds of Trust are, or will be, descendants of John E. Barbey. No individual life tenant or remainderman may, within 60 days, attain beneficial ownership, as specified in Rule 13d-3(d)(1) under the 1934 Act, which exceeds 5% of the outstanding shares.

[4]	Including shares in the above table, PNC Bank, N.A. and its affiliates held a total of 23,011,685 shares (21.18% of the class outstanding) of the VF Common Stock in various trust and agency accounts on December 31, 2002. As to all such shares, the Bank and its affiliates had sole voting power over 80,897 shares, shared voting power over 22,930,788 shares, sole dispositive power over 20,466 shares and shared dispositive power over 22,971,088 shares.

[5]	AXA Conseil Vie Assurance Mutuelle (“Conseil”), AXA Assurances I.A.R.D. Mutuelle (“IARD”), AXA Assurances Vie Mutuelle (“Vie”) and AXA Courtage Assurance Mutuelle (“Courtage”), as a group (collectively, the “Mutuelles AXA”), together with AXA and with AXA Financial, Inc. (“AXA Financial”), filed a joint Amendment No. 3 to Schedule 13G with the SEC on February 12, 2003. That Schedule 13G/A shows that, at December 31, 2002, Mutuelles AXA, AXA, and AXA Financial as a group may be deemed to beneficially own the number of shares reported in the table above, including sole power to vote 5,889,072 shares, shared power to vote 1,290,983 shares, sole power to dispose of 11,712,100 shares, and shared power to dispose of 2,700 shares. Of these shares, 11,708,600 are beneficially owned through Alliance Capital Management, L.P., a subsidiary of AXA Financial that operates independently from AXA Financial. AXA owns AXA Financial, and Mutuelles AXA as a group controls AXA. Addresses of these entities are as follows: Conseil, IARD, and Vie, 370, rue Saint Honore, 75001 Paris, France; Courtage, 26, rue Louis le Grand, 75002 Paris, France; and AXA, 25 avenue Matignon, 75008 Paris, France.

[6]	The information in the above table concerning Barclays Global Investors, NA. (“Barclays”) was obtained from a Schedule 13G filed with the Securities and Exchange Commission on February 12, 2003, reporting beneficial ownership at December 31, 2002. Barclays filed the Schedule 13G together with several apparently affiliated companies, indicating that each of the filing entities is a bank, and reporting sole voting power and sole dispositive power over 5,814,587 shares.

[7]	The information in the above table concerning Dodge & Cox was obtained from a Schedule 13G filed with the Securities and Exchange Commission on February 13, 2003, reporting beneficial ownership at December 31, 2002. Dodge & Cox reported that it had sole voting power over 7,293,549 shares, shared voting power over 198,900 shares and sole dispositive power over 7,979,399 shares.

Common Stock Ownership of Management

      The following table reflects, as of March 4, 2003, the total beneficial ownership of VF Common Stock by each director and nominee for director, and each named executive officer, and by all directors and executive officers as a group. Each named individual and all members of the group exercise sole voting and dispositive power, except as indicated in the footnotes. Share ownership of Mrs. Fairbairn and Mr. Sharp includes 22,923,288 shares reported above under Certain Beneficial Owners, as to which they share voting and dispositive power with PNC Bank, N.A., as Trustees.

	Total Shares
Name of Beneficial Owner	Beneficially Owned[1,2,3,4]

Directors:
Robert D. Buzzell	34,600
Edward E. Crutchfield	31,000
Juan Ernesto de Bedout	13,656
Ursula F. Fairbairn	22,969,037
Barbara S. Feigin	49,605
George Fellows	25,000
Daniel R. Hesse	18,306
Robert J. Hurst	55,748
W. Alan McCollough	11,915
M. Rust Sharp	22,965,251
Raymond G. Viault	483
Named Executive Officers:
Mackey J. McDonald	1,281,238	[5]
Terry L. Lay	224,586
John P. Schamberger	350,673	[6]
Robert K. Shearer	212,032
Eric C. Wiseman	146,973
All Directors and Executive Officers as a Group (20 persons)	25,956,460

[1]	Shares owned include shares held in trusts as of December 31, 2002 in connection with employee benefit plans, as to which the following participants share voting power but have no present dispositive power:

Mr. McDonald — 39,365 shares; Mr. Lay — 1,355 shares; Mr. Wiseman — 3,499 shares; and all directors and executive officers as a group — 69,453 shares. Does not include shares of Series B ESOP Stock held in trust in connection with an employee benefit plan, as to which participants also share voting power but have no present dispositive power (and no power to direct conversion into Common Stock), as follows: Mr. McDonald — 391 shares; Mr. Lay — 556 shares; Mr. Schamberger — 598 shares; Mr. Shearer — 663 shares; and all directors and executive officers as a group — 3,066 shares. Shares owned also include shares held as of December 31, 2002 in trust in connection with employee benefit plans, as to which the following participants have no dispositive power and shared voting power: Mr. McDonald — 1,248 shares; Mr. Lay — 1,149 shares; Mr. Shearer — 386 shares; and all directors and executive officers as a group — 4,936 shares. Shares owned also include shares held in a trust in connection with the VF Deferred Savings Plan for Non-Employee Directors as to which the following directors have shared voting power but do not have dispositive power: Mr. de Bedout — 2,056 shares; Mrs. Fairbairn — 7,223 shares; Mrs. Feigin — 5,605 shares; Mr. Hesse — 3,906 shares; Mr. Hurst — 10,448 shares; Mr. McCollough — 2,315 shares; Mr. Sharp — 3,363 shares; Mr. Viault — 483 shares; and all directors and executive officers as a group — 35,399.

[2]	Shares owned also include the following number of stock options that are exercisable as of March 4, 2003, or within 60 days thereafter: Mr. McDonald — 1,156,667; Mr. Lay — 214,334; Mr. Schamberger — 313,334; Mr. Shearer — 192,667; Mr. Wiseman — 139,467; Mr. Buzzell 28,800; Mr. Crutchfield — 24,000; Mr. de Bedout — 9,600; Mrs. Fairbairn — 36,600; Mrs. Feigin — 40,200; Mr. Fellows — 24,000; Mr. Hesse — 14,400; Mr. Hurst — 36,600; Mr. McCollough — 9,600; Mr. Sharp — 36,600; and all directors and executive officers as a group — 2,723,536.

[3]	Other than Mrs. Fairbairn and Mr. Sharp, who are deemed to beneficially own 21.12% of the Common Stock outstanding, the percentage of shares owned beneficially by each named person does not exceed 1% of the Common Stock outstanding. The percentage of shares owned beneficially by all directors and executive officers as a group was 23.88% of the Common Stock outstanding.

[4]	Shares owned include units of VF Common Stock equivalents that are deferred under the VF Stock Compensation Plan, as follows: Mr. McDonald — 22,503; Mr. Lay — 7,748; Mr. Schamberger — 8,661; Mr. Shearer — 7,179; Mr. Wiseman — 2,785; and all directors and executive officers as a group — 66,023 shares. These units are fully vested and will be paid out in shares of Common Stock upon expiration of the deferral period, including upon certain types of termination of service. Holders of these units do not have current voting or dispositive power with respect to the shares deliverable in settlement of these units.

[5]	Mr. McDonald is also a Director. Shares owned include 46,124 shares of restricted stock over which Mr. McDonald holds voting power but not dispositive power.

[6]	Includes 13,580 shares of restricted stock over which Mr. Schamberger holds voting power but not dispositive power.

ITEM NO. 2

APPROVAL OF THE AMENDED AND RESTATED
EXECUTIVE INCENTIVE COMPENSATION PLAN

      Shareholder approval of the Executive Incentive Compensation Plan, as amended and restated February 11, 2003 (the “Amended EIC Plan”), will be sought at the Annual Meeting. Shareholder approval will enable VF to claim a tax deduction for all incentive awards earned and paid under the Amended EIC Plan without limitation under Section 162(m) of the Internal Revenue Code (“Code Section 162(m)”).

      General. The Board of Directors originally adopted, and the shareholders of VF approved, the current EIC Plan in 1994. The Board of Directors regards the EIC Plan as an important means by which VF can link executive pay to performance. By providing for competitive levels of incentive compensation in a program that is fully tax deductible to VF, the EIC Plan serves as a useful tool for attracting and retaining members of our management team. In 1999, shareholders reapproved certain terms relating to the performance goals, in order to extend the Plan’s qualification under Code Section 162(m).

      The EIC Plan provides the opportunity to the most senior members of VF’s management team to earn annual incentive awards. Persons designated by the Board of Directors from time to time as “executive officers” pursuant to Rule 16a-1(f) of the Securities Exchange Act of 1934, currently nine in number, are eligible for participation in the EIC Plan.

Other management employees of VF have the opportunity for annual incentive awards under the comparable Management Incentive Compensation Plan.

      Description of the EIC Plan. The EIC Plan authorizes the Compensation Committee of the Board to establish annual performance goals and related terms. These must be established during the first 90 days of the year. The Amended EIC Plan permits the Committee to measure performance using a variety of business criteria, in addition to the earnings per share standard used under the current EIC Plan. For each participant, a target annual incentive is specified, which is a cash amount that may be earned if a targeted level of performance is achieved. Under the current EIC Plan, the Committee specifies a range of amounts that may be earned, from 0% to a maximum of 150% of the target incentive award, based on the level of achievement of the performance goal. The Amended EIC Plan permits the Committee to specify above-target and below-target payouts more flexibly, without requiring a specific range in relation to the target incentive award.

      The Amended EIC Plan introduces other flexible terms not in the current EIC Plan, including:

•	The business criteria that can be used in setting performance goals can relate to corporate, business group or divisional performance with respect to earnings per share (as in the current EIC Plan); net earnings; pretax earnings; profit before taxes; operating income; net sales; market share; balance sheet measurements; cash return on assets; return on capital; book value; shareholder return; or return on average common equity.

•	The performance period can be varied by the Committee to meet unusual circumstances, such as the hiring of an executive part way through a year.

•	For participants whose compensation is not subject to loss of tax deductibility under Code Section 162(m), the Committee retains discretion to adjust incentive awards upward or downward in determining the final award amount. For other participants, only downward adjustments are permitted.

      A participant may potentially earn incentive awards up to his or her “annual limit” in any calendar year. The annual limit under the Amended EIC Plan is $3.0 million plus the amount of the participant’s unused annual limit as of the close of the previous calendar year. A participant uses up his or her annual limit in a given year based on the maximum potential amount of the incentive award authorized by the Committee, even if the actual amount earned is less than the maximum. The annual per-person limit under the current EIC Plan is $1.5 million. For the preceding five years, the highest EIC Plan award paid to any of the executive officers named in the Summary Compensation Table other than the Chief Executive Officer was $522,700 and the range of awards paid to the Chief Executive Officer was $530,400 to $1,455,000.

      Upon completion of a performance year, the Committee must determine the level of attainment of the pre-set performance goals and that other material requirements have been met before any incentive award may be paid out. If a participant’s employment terminates before the payout of an incentive award, the Committee will determine the amount of the award, if any, that may be paid.

      The Amended EIC Plan may be amended, modified, suspended or terminated by the Committee, but certain fundamental changes must also be approved by the Board. In addition, an amendment or modification must be approved by shareholders if such approval is required to preserve the qualification of the Plan under Code Section 162(m). Under this standard, however, amendments that might broaden eligibility or increase the cost of the Plan to the Company would not necessarily require shareholder approval.

      Discussion of Code Section 162(m). Under Code Section 162(m), the allowable deduction for compensation paid or accrued with respect to the executive officers named in the Summary Compensation Table and serving as such on the final day of the fiscal year, defined as ”covered employees,” is limited to $1 million per year. Certain types of compensation are exempted from this deductibility limitation, however, including performance-based compensation. “Performance-based compensation” is compensation paid (1) upon the attainment of an objective performance goal or goals; (2) upon approval by the compensation committee or its equivalent, which committee must be composed of outside directors; and (3) pursuant to a plan as to which shareholders have approved certain material terms, specifically the eligibility, per-person limits, and the business criteria upon which the performance goals are based. VF intends that awards under the Amended EIC Plan qualify as “performance-based compensation” so that these awards will not be subject to the $1 million deductibility limitation. Accordingly, shareholder approval of the Amended EIC Plan will be deemed to include approval of the Plan’s terms relating to eligibility, annual limitations on incentive awards, and the business criteria upon which performance goals may be based.

      New Plan Benefits Under the Amended EIC Plan. Awards under the Amended EIC Plan will be granted in the discretion of the Committee. Except as described below, the recipients and other terms of such awards cannot be determined at this time. Information regarding the Company’s recent practices with respect to annual incentive awards under the current EIC Plan is presented in the “Summary Compensation Table” and the “Executive Compensation — Compensation Committee Report” elsewhere in this proxy statement.

      Incentive awards authorized for 2003 will be payable under the terms of the Amended EIC Plan. Such awards will be payable at target levels for 2003 performance if a corporate performance goal relating to earnings per share is achieved, and above target levels if a corporate performance goals relating to earnings per share and net sales growth are achieved. No amount will be payable if a specified “threshold” performance level is not reached, and the award is payable at a designated maximum rate if performance substantially in excess of the target performance level is achieved. The table below shows the amounts payable under this award upon achievement of specified levels of performance for 2003:

New Plan Benefits
Executive Incentive Compensation Plan, as Amended and Restated

	Payout for Performance
	at Specified Level

Name and Position	Threshold	Target	Maximum

Mackey J. McDonald	$530,000	$1,060,000	$2,120,000
Chairman, President and Chief Executive Officer

Terry L. Lay	194,500	389,000	778,000
Vice President and Chairman –
Outdoor and International Jeanswear Coalitions

John P. Schamberger	194,500	389,000	778,000
Vice President and Chairman –
North & South America Jeanswear and Playwear Coalitions

Robert K. Shearer	161,500	323,000	646,000
Vice President – Finance & Global Processes
and Chief Financial Officer

Eric C. Wiseman	161,500	323,000	646,000
Vice President and Chairman –
Global Intimate Apparel Coalition

All Executive Officers as a Group	$1,715,000	$3,430,000	$6,860,000

      In the event shareholders disapprove this proposal, incentive awards will not be granted or paid out under the Amended EIC Plan to the extent required under Treasury Regulation 1.162-27(e)(4) in order to meet the shareholder approval requirements of that Regulation.

The Board of Directors unanimously recommends a vote

FOR approval of the Amended EIC Plan.

ITEM NO. 3

RATIFICATION OF THE SELECTION
OF INDEPENDENT ACCOUNTANTS

      Selection of Independent Accountants. Subject to shareholder approval, the Audit Committee has retained PricewaterhouseCoopers LLP as VF’s independent accountants for the fiscal year ending January 3, 2004. PricewaterhouseCoopers LLP served as VF’s independent accountants for the fiscal year ending January 4, 2003. In connection with its decision to retain PricewaterhouseCoopers LLP as VF’s independent accountants, the Audit Committee considered whether the provision of non-audit services by PricewaterhouseCoopers LLP was compatible with maintaining PricewaterhouseCoopers LLP’s independence and concluded that it was. A representative of PricewaterhouseCoopers LLP will be present at the meeting. The representative will be given an opportunity to make a statement if he or she desires to do so and to respond to appropriate questions. If shareholders do not ratify the selection of PricewaterhouseCoopers LLP, the Audit Committee will reconsider the selection of independent accountants.

The VF Board of Directors recommends a vote FOR ratification of the selection of PricewaterhouseCoopers LLP.

      Professional Fees of PricewaterhouseCoopers LLP. The following summarizes the estimated fees of PricewaterhouseCoopers LLP for services rendered to VF during the fiscal year ended December 29, 2001 and the fiscal year ended January 4, 2003.

      Audit Fees: The aggregate fees billed or to be billed for professional services rendered for the audit of VF’s consolidated financial statements and for services that are normally provided by VF’s principal independent accountants in connection with statutory and regulatory filings or engagements were $1,352,000 for the fiscal year ended December 29, 2001 and $1,433,000 for the fiscal year ended January 4, 2003.

      Audit-Related Fees: The aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit or review of VF’s financial statements and are not reported above under the caption “Audit Fees” were $190,000 for 2001 and $371,000 for 2002.

      Tax Fees: The aggregate fees billed for professional services for tax compliance, tax advice, and tax planning were $1,288,000 for 2001 and $1,790,000 for 2002.

      All Other Fees: All other fees paid or payable by VF for services other than the services reported under “Audit Fees”, “Audit-Related Fees” and “Tax Fees” rendered by PricewaterhouseCoopers LLP were $325,000 in 2001 and $-0- in 2002. The foregoing services in 2001 consisted primarily of business integration support.

      Report of the Audit Committee. The Audit Committee reports as follows with respect to the audit of VF’s consolidated financial statements for the fiscal year ended January 4, 2003 (the “2002 Financial Statements”). At the meeting of the Audit Committee held in February 2003, the Audit Committee (i) reviewed and discussed with management the 2002 Financial Statements; (ii) discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the Statement of Auditing Standards No. 61 (Communication with Audit Committees) which include, among other items, matters related to the conduct of the audit of the 2002 Financial Statements; and (iii) received from PricewaterhouseCoopers LLP disclosures regarding their independence required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with PricewaterhouseCoopers LLP their independence from VF. Based on the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the 2002 Financial Statements as audited by PricewaterhouseCoopers LLP be included in VF’s Annual Report on Form 10-K for the fiscal year ended January 4, 2003 to be filed with the Securities and Exchange Commission.

George Fellows, Chairman

Juan Ernesto de Bedout
Ursula F. Fairbairn
W. Alan McCollough
Raymond G. Viault

ITEM NO. 4

SHAREHOLDER PROPOSAL

      VF has been notified that Amalgamated Bank LongView Collective Investment Fund, beneficial owner of 36,769 shares of VF Common Stock, will have the following resolution presented at the Meeting. The address of the proponent will be furnished by the Secretary of VF to any person, orally or in writing, as requested, promptly following receipt of any oral or written request.

“RESOLVED: That the shareholders of VF Corporation (“VF” or the “Company”) urge their Board of Directors to take necessary steps, in compliance with state law, to declassify the Board for the purpose of director elections. The Board’s declassification shall be completed in a manner that does not affect the unexpired terms of directors previously elected.

      “SUPPORTING STATEMENT

“VF’s board is divided into three classes of directors serving staggered three-year terms. This means an individual director faces election only once every three years, and shareholders only vote on roughly a third of the board each year.

“We believe that annual elections can pave the way for improved board sensitivity to important shareholder issues. In particular, it can help speed diversification of the Company’s board and introduce new perspectives.

“In addition, a declassified board allows the company to respond quickly to changes by giving the board the ability to appoint more qualified candidates each year. A declassified board can thus help give VF the responsiveness it needs to adapt to the current economic environment. We believe too that increased accountability will help the Company focus on long-term shareholder value while maintaining important relationships with VF customers, suppliers and employees.

“Last year VF shareholders voted to adopt this proposal, which received 55 percent of the yes-and-no-votes. Despite that expression of shareholder sentiment, the board of directors has refused to take steps to implement the proposal.

“The evidence indicates that shareholders are fed up with classified boards. In 2002 shareholders at VF and more than 30 other companies voted in favor of resolutions recommending that all directors run for election each year. The average level of support for these declassification proposals was 62% of the yes-and-no vote, according to the Investor Responsibility Research Center.

“At Lone Star Steakhouse & Saloon, the board refused to implement a declassification proposal that received a 70% “yes” vote at the 2000 annual meeting. An independent board candidate cited this lack of responsiveness to shareholders as one basis for his candidacy, and in June 2001 he succeeded in ousting Lone Star’s chairman and CEO from the board of directors. In November 2001 Lone Star board voted to implement the shareholder declassification proposal.

“By adopting annual elections, VF can demonstrate its commitment to fuller accountability to shareholders, accountability that honors shareholder concerns for good corporate governance.

“We urge our fellow shareholders to vote FOR this proposal.”

The VF Board of Directors recommends a vote

AGAINST this proposal for the following reasons:

      VF has had a classified board of directors for over thirty years. Since 1969, VF’s By-Laws have provided that the Board be divided into three classes of directors, of substantially equal size, with staggered terms of office. In a letter to shareholders dated March 14, 1969, M.O. Lee, then Chairman of the Board, noted that a classified board would “provide continuity of service by Directors, assure familiarity with the continuing affairs of the Company, and provide a stable, harmonious and effective Board operating in the best interests of the Company and the Shareholders as a whole.” The by-law provision establishing the classified board of directors was approved by VF’s shareholders at VF’s annual meeting held in 1990 with holders of 63% of the outstanding shares entitled to vote at the meeting (77% of the shares voted at the meeting) voting in favor of the classified board proposal. Your Board continues to believe that the stability of the classified board structure has helped guide VF through many years of growth and success in a very competitive industry by allowing the Board and management to concentrate their efforts on maximizing shareholder value.

      The Board of Directors also believes that classification gives the Board a greater continuity of experience since a majority of directors at any given time will have experience with the business affairs and operations of the Company. This enables the directors to build on past experience and plan for a reasonable period into the future, permitting more effective long-term strategic planning in use of Company resources. The annual election of one-third of the Board also helps to prevent abrupt changes in corporate policies that might result if the entire Board were elected each year.

      The Board further believes that by requiring at least two meetings of shareholders to replace a majority of the Board, a classified Board will deter attempts to acquire control of the Company through devices that are not in the best interests of all shareholders and will encourage potential seekers of control of the Company to negotiate their proposals with the Board. The existence of a classified Board will also deter frivolous attempts at gaining control or influencing the direction of the Company that, even if unlikely to be successful, can be disruptive to the conduct of the Company’s business. Classification provides the Board with an adequate opportunity to fulfill its duties to the Company’s shareholders to review any takeover proposal, study appropriate alternatives and achieve the best results for all shareholders.

      Directors elected for staggered terms are not any less accountable or responsive to shareholders than they would be if all were elected annually. The same standards of performance apply to all directors regardless of the term of service. Shareholders always retain the ability to propose and elect nominees for the class of directors to be elected each year. Therefore, shareholders enjoy a significant opportunity to express their views regarding the Board’s performance and to influence the Board’s composition.

      The Investor Responsibility Research Center recently reported that over 62% of corporations included in the S&P 500 Index currently have classified boards.

      This proposal was submitted to shareholders by the same proponent last year. Last year’s proposal did not receive the favorable vote of a majority of our outstanding voting power, although it did receive a majority of the yes-and-no votes cast at the meeting.

      Following last year’s Annual Meeting, your Board of Directors, which includes a substantial majority of independent directors, undertook a new review of the issue of a classified board. After carefully considering the possible benefits and detriments of a classified board, your Board concluded that, for the reasons stated above, it continues to be in the best interest of all shareholders to maintain the classified board structure.

      Approval of this proposal would require the affirmative vote of a majority of the shares represented in person or by proxy at the Meeting and entitled to vote. However, approval of this proposal would not automatically eliminate the classified Board, as this proposal is only a recommendation to the Board. Eliminating classification would require action by the Board to amend the provisions of VF By-Laws that provide for a classified Board.

For the reasons stated above, the VF Board of Directors continues to believe that declassification of the Board is detrimental to the interests of VF’s shareholders and unanimously recommends a vote AGAINST this proposal.

OTHER INFORMATION

Other Matters

      The Board of Directors does not know of any other matter that is intended to be brought before the Meeting, but if any other matter is presented, the persons named in the enclosed proxy will be authorized to vote on behalf of the shareholders in their discretion and intend to vote the same according to their best judgment. At February 5, 2003, VF had not received notice of any matter to be presented at the Meeting other than as described in this proxy statement.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934 requires directors and certain officers of VF, as well as persons who own more than 10% of a registered class of VF’s equity securities (“Reporting Persons”), to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission and the New York Stock Exchange. VF believes that during the preceding year all Reporting Persons timely complied with all filing requirements applicable to them.

Expenses of Solicitation

      VF will bear the cost of this proxy solicitation. In addition to the use of mail, proxies may be solicited in person or by telephone by VF employees without additional compensation. VF has engaged D.F. King & Co., Inc. to solicit proxies in connection with the proxy statement, and employees of that company are expected to solicit proxies in person, by telephone and by mail. The anticipated cost to VF of such solicitation is approximately $10,000, plus expenses. VF will reimburse brokers and other persons holding stock in their names or in the names of nominees for their expenses incurred in sending proxy material to principals and obtaining their proxies.

2004 Shareholder Proposals

      In order for shareholder proposals for the 2004 Annual Meeting of Shareholders to be eligible for inclusion in VF’s proxy statement, VF must receive them at its principal office in Greensboro, North Carolina on or before November 21, 2003. In order for shareholder proposals that are not intended to be included in VF’s proxy statement but which are to be presented at the 2004 Annual Meeting of Shareholders to be timely, VF must receive notice of such at its principal office in Greensboro, North Carolina on or before February 4, 2004.

By Order of the Board of Directors

Candace S. Cummings
Vice President — Administration,
General Counsel and Secretary

Dated: March 20, 2003

Appendix A

V.F. CORPORATION

AUDIT COMMITTEE CHARTER

(As Amended February 11, 2003)

I. PURPOSE

      The purpose of the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of V.F. Corporation (“VF”) is to assist the Board in its responsibility to oversee management’s conduct of VF’s financial reporting process including (A) overseeing (1) the integrity of VF’s financial statements, (2) VF’s compliance with legal and regulatory requirements, (3) VF’s independent auditor’s qualifications and independence, (4) the performance of VF’s internal audit function and independent auditors and (5) the effectiveness of VF’s internal control process and (B) preparing the report that is required by the rules of the Securities and Exchange Commission (“SEC”) to be prepared by the audit committee and included in VF’s annual proxy statement.

II. STRUCTURE

      The Board shall annually designate the members of the Committee and its Chairman. The Committee shall be composed of not less than three nor more than six members of the Board. The Board may fill any vacancies on the Committee. All members of the Committee shall, in the judgment of the Board, be independent in accordance with the rules and regulations of the SEC and the New York Stock Exchange Listing Standards. Each member shall in the judgment of the Board be financially literate or shall at the time of appointment undertake training for that purpose. At least one member of the Audit Committee shall in the judgment of the Board meet the requirements of “audit committee financial expert” in accordance with the rules and regulations of the SEC and at least one member (who may also serve as the audit committee financial expert) shall in the judgment of the Board have accounting or related financial management expertise in accordance with the New York Stock Exchange Listing Standards. No action of the Committee shall be invalid or deemed beyond the authority of the Committee because of a failure of any member to meet the requirements of this paragraph. The Secretary of VF or the Secretary’s designee will serve as the Secretary of the Committee.

III. MEETINGS

      The Committee shall meet at least four times a year, or more frequently as circumstances dictate, and at such times and places as determined by the Committee. The Committee shall meet regularly in executive session without management present. The Committee shall meet at least quarterly in separate executive sessions with management and the General Auditor and at least annually in a separate executive session with the independent auditor to discuss any matters that any of them believe should be discussed privately. The Committee shall review with the independent auditor any problems or difficulties and management’s response.

      A meeting of the Committee may be called by any member of the Committee. A majority of the members of the Committee shall constitute a quorum at any meeting. In the absence of its Chairman, the Committee may appoint any other member of the Committee to preside at its meetings. The members of the Committee shall not have the authority to appoint another director to act in the place of an absent or disqualified member of the Committee.

      A written agenda shall be prepared, when possible, for each meeting and distributed to Committee members before the meeting, together with any relevant background materials. Minutes of each meeting shall be prepared and distributed to the Committee. The Committee shall report on each of its proceedings to the Board at the next regular meeting of the Board.

IV. RESPONSIBILITIES AND DUTIES

      The Committee shall have the following basic duties and such other duties as shall be specifically assigned to the Committee by the Board and assumed by the Committee:

A.	Review of Financial Reports and Press Releases

1. The Committee shall discuss with management and the independent auditor the audited financial statements to be included in VF’s Annual Report on Form 10-K (or the Annual Report to Shareholders if distributed prior to the filing of Form 10-K), including VF’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (“MD&A”) and review and consider with the independent auditor the matters required to be discussed by Statement of Auditing Standards (“SAS”) No. 61 (as it may be modified or supplemented).

2. The Committee, or at least its chairman, shall review with management and the independent auditor interim financial results to be included in VF’s quarterly reports to be filed with the Securities and Exchange Commission, MD&A and the matters required to be discussed by SAS No. 71 (as it may be modified or supplemented); this review will occur prior to VF’s filing of any Form 10-Q.

3. The Committee shall discuss earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies. The Committee need not discuss these items in advance of each earnings release or in each instance in which VF may provide earnings guidance.

4. The Committee shall discuss policies with respect to risk assessment and risk management.

B.	Independent Auditor

1. The Committee shall have the sole authority to retain (subject, if applicable, to shareholder ratification) and terminate VF’s independent auditor and set its fees.

2. The Committee shall review with the independent auditor the scope of the prospective audit, the estimated fees therefor and such other matters pertaining to such audit as the Audit Committee may deem appropriate.

3. The Committee shall pre-approve all audit and permitted non-audit services to be performed by the independent auditor; or delegate the authority to pre-approve such services to one or more members of the Audit Committee, who shall report any decision to pre-approve any services to the full Audit Committee at its regularly scheduled meetings.

4. The Committee shall, at least annually, receive and review a report by VF’s independent auditor describing: (a) the firm’s internal quality-control procedures; (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and (c) (to assess the auditor’s independence) all relationships between the independent auditor and VF.

5. The Committee shall obtain the independent auditor’s assurance that the audit was conducted in a manner consistent with the Securities Exchange Act of 1934, as amended, and other provisions of applicable law.

6. The Committee shall set clear hiring policies for employees or former employees of the independent auditor.

C.	Internal Audit

1. The Committee shall review the appointment and replacement of VF’s General Auditor; and review any issues that arise regarding the performance of VF’s internal audit function.

2. The Committee shall receive and review a report, at least annually, from the General Auditor on VF’s internal controls based on the internal auditing performed and any matters significant to VF contained in these reports.

3. The Committee shall review the Internal Audit Department’s annual plan, interim activities, and organizational structure, as needed.

D.	Financial Reporting, Accounting Principles and Internal Control Matters

1. The Committee shall advise management, including the Internal Audit Department, and the independent auditor that they are expected to provide the Committee with a timely analysis of significant financial reporting, accounting, or internal control matters.

2. The Committee shall make or cause to be made, from time to time, such other examinations or reviews as the Audit Committee may deem advisable with respect to the adequacy of the systems of internal controls and accounting practices of VF and its subsidiaries and with respect to current accounting trends and developments, and take such action with respect thereto as may be deemed appropriate.

3. The Committee shall review the status of compliance with laws, regulations, and internal procedures, contingent liabilities and risks that may be material to VF, the scope and status of systems designed to assure VF compliance with laws, regulations and internal procedures, through receiving reports from management, legal counsel and other third parties as determined by the Audit Committee on such matters, as well as major legislative and regulatory developments which could materially impact VF’s contingent liabilities and risks.

4. The Committee shall establish and maintain procedures for the confidential and anonymous receipt, retention and treatment of complaints regarding VF’s accounting, internal controls or auditing matters.

E.	Annual Evaluation

The Committee shall annually evaluate its performance.

V. RESOURCES AND AUTHORITY

      The Committee may authorize or conduct investigations into any matters within the scope of its responsibilities. The Committee shall have the authority to call before it management and other employees of VF involved in financial or internal control matters. Further, the Committee shall have the power (without seeking Board approval) to engage such financial and internal control experts, including independent public accountants other than VF’s independent auditor, counsel, including counsel other than VF’s regular counsel, and other consultants as it deems reasonably necessary to assist it in carrying out its responsibilities.

VI. LIMIT ON AUTHORITY

      In accordance with the Corporation’s By-Laws and the Pennsylvania Business Corporation Law of 1988, as amended, the Committee shall not have any power or authority as to the following:

1. The submission to shareholders of any action requiring approval of shareholders under the Pennsylvania Business Corporation Law of 1988, as amended;

2. The creation or filling of vacancies in the Board;

3. The adoption, amendment or repeal of the By-Laws;

4. The amendment or repeal of any resolution of the Board that by its terms is amendable or repealable only the Board; or

5. The action on matters committed by the By-Laws or resolution of the Board to another committee of the Board.

VII. REVIEW OF CHARTER

      The Committee shall periodically review the provisions of this Charter and recommend at that time, or at any other time, any changes to the Board.

C/O EQUISERVE TRUST COMPANY N.A.
P.O. BOX 8694
EDISON, NJ 08818-8694

VF encourages you to vote by Internet or telephone, which eliminates the need to mail back your proxy/voting instruction card. To vote by Internet or telephone you need to follow the steps below:

•	Have your proxy card and social security number available;

•	Be ready to enter the control number indicated below.

Voter Control Number

Your vote is important. Please vote immediately.

Vote-by-Internet		Vote-by-Telephone
1. Log on to the Internet and go to http://www.eproxyvote.com/vfc.		1. Call toll-free 1-877-PRX-VOTE (1-877-779-8683) Outside of the U.S. and Canada call 1-201-536-8073
OR
2. Enter your Voter Control Number listed above and follow the easy steps outlined on the secured website.		2. Enter your Voter Control Number listed above and follow the easy recorded instructions.

YOUR INTERNET OR TELEPHONE VOTE MUST BE RECEIVED BY 11:59 P.M.,
EASTERN DAYLIGHT TIME, ON APRIL 21, 2003.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

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0570
☒ Please mark votes as in this example.
Shares subject to this proxy/voting instruction card will be voted in the manner indicated below, when the card is properly executed and returned. If no indication is made, such shares will be voted FOR Items 1, 2, and 3 and AGAINST Item 4. For participants in the VF Corporation employee benefit plans: This card will be treated as voting instructions to the plan trustees or administrator, as explained on the detachable portion of the card.

The Board of Directors recommends a vote FOR Items 1, 2, and 3 and AGAINST Item 4.

1. Election of Directors.

	FOR	WITHHELD				FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN
FOR ALL NOMINEES	☐	☐	WITHHELD FROM ALL NOMINEES	2.	Approval of the Executive Incentive Compensation Plan, as amended and restated February 11, 2003.	☐	☐	☐	4.	Shareholder Proposal requesting declassification of the Board of Directors for the purpose of director elections.	☐	☐	☐
				3.	Ratification of the selection of PricewaterhouseCoopers LLP as VF’s independent accountants for the fiscal year ending January 3, 2004.	☐	☐	☐

	☐	For all nominees except as written above

										Change of address/comments			☐

										I will attend the meeting			☐

TO VOTE BY MAIL, Please sign, date and return your proxy promptly in the enclosed envelope. No postage required if mailed in the United States.

NOTE: Please sign name(s) exactly as printed hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature:	Date:	Signature:	Date:

Voting Instructions for the VF Corporation Tax-Advantaged Savings Plan for
Salaried Employees (the “Salaried 401(k)”):

This card constitutes voting instructions to Fidelity Management Trust Company, the Trustee for the Salaried 401(k), to vote in person or by proxy any shares of Common Stock and Series B ESOP Convertible Preferred Stock allocated to the undersigned as of March 4, 2003 under the Salaried 401(k), at the Annual Meeting of Shareholders of VF Corporation to be held on April 22, 2003, and at any adjournments thereof, and also constitutes voting instructions to the Trustee for a proportionate number of shares of Common Stock and Series B ESOP Convertible Preferred Stock in the Salaried 401(k) for which no instruction card has been received from other participants. If you do not return this card, the Trustee will vote any shares allocated to you in the same proportion as the shares for which instructions were received from other participants in the Salaried 401(k).

Voting Instructions for the VF Corporation Tax-Advantaged Savings Plan for
Hourly Employees (the “Hourly 401(k)”):

This card also constitutes voting instructions to Fidelity Management Trust Company, the Trustee for the Hourly 401(k), to vote in person or by proxy any shares of Common Stock allocated to the undersigned as of March 4, 2003 under the Hourly 401(k), at the Annual Meeting of Shareholders of VF Corporation to be held on April 22, 2003, and at any adjournments thereof, and also constitutes voting instructions to the Trustee for a proportionate number of shares of Common Stock in the Hourly 401(k) for which no instruction card has been received from other participants. If you do not return this card, the Trustee will vote any shares allocated to you in the same proportion as the shares for which instructions were received from other participants in the Hourly 401(k).

Voting Request for the VF Executive Deferred Savings Plan (the “EDSP”):

This card also constitutes a voting request to the VF Corporation Pension Plan Committee (the “Committee”), Administrator of the EDSP, to vote the VF Corporation shares held by the trustee of the grantor trust relating to the EDSP and credited to the participant’s EDSP account as of March 4, 2003, at the Annual Meeting of Shareholders of VF Corporation to be held on April 22, 2003, and at any adjournments thereof, with the understanding that the Committee, pursuant to its discretionary powers under the EDSP, may reject this request and direct that the shares be voted in a contrary manner.

DETACH HERE

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PROXY SOLICITATION/VOTING INSTRUCTION CARD

VF CORPORATION

P	Proxy Solicited on Behalf of the Board of Directors
R	for Annual Meeting on April 22, 2003
O
X Y	The undersigned hereby appoints M.J. McDonald and C.S. Cummings, and each of them acting individually, proxies of the undersigned, with full power of substitution, to represent and vote, as directed on the reverse side of this card, all shares of Common Stock of VF Corporation held of record by the undersigned on March 4, 2003, at the Annual Meeting of Shareholders of VF Corporation to be held on April 22, 2003, and at any adjournments thereof, and, in their discretion, upon such other matters not specified as may come before said meeting. The undersigned hereby revokes any prior proxies.

Election of Directors, Nominees for a 3-year term:

(01) Robert J. Hurst, (02) W. Alan McCullough, (03) M. Rust Sharp, (04) Raymond G. Viault

You are encouraged to specify your choice by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations.

UNLESS YOU VOTE BY TELEPHONE, INTERNET, OR BY SIGNING AND RETURNING THIS CARD,THE PROXIES CANNOT VOTE YOUR SHARES.

PLEASE VOTE, DATE AND SIGN THIS PROXY ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

HAS YOUR ADDRESS CHANGED?	DO YOU HAVE ANY COMMENTS?

VOTING REQUEST

To:	VF Corporation Pension Plan Committee (the “Committee”)
Administrator of the VF Deferred Savings Plan for Non-Employee Directors (the “Plan”)

     As a participant in the Plan with certain Deferrals being credited with gains and losses as if invested in the VF Corporation Common Stock Fund, and in accordance with the Committee’s procedures permitting each such participant the right to request that the VF shares held by the trustee of the grantor trust relating to the Plan and credited to the participant’s Plan account at the record date be voted in a specific manner, I hereby request that my VF shares so credited be voted, in person or by proxy, in the manner shown below:

ELECTION OF DIRECTORS

     The Board of Directors of the Corporation recommends a vote FOR the election of all nominees as Directors.

Nominees:	For a 3-year term: Robert J. Hurst, W. Alan McCollough, M. Rust Sharp and Raymond G. Viault

☐	VOTE FOR all nominees listed above, except vote withheld from individual nominees as follows:	☐	VOTE WITHHELD from all nominees

APPROVAL OF THE EXECUTIVE INCENTIVE COMPENSATION PLAN, AS AMENDED AND RESTATED FEBRUARY 11, 2003.

     The Board of Directors of the Corporation recommends a vote FOR approval of the amended and restated Executive Incentive Compensation Plan.

FOR	AGAINST	ABSTAIN
☐	☐	☐

RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS VF’S INDEPENDENT ACCOUNTANTS FOR THE FISCAL YEAR ENDING JANUARY 3, 2004.

     The Board of Directors of the Corporation recommends a vote FOR ratification of the selection of the independent accountants.

FOR	AGAINST	ABSTAIN
☐	☐	☐

SHAREHOLDER PROPOSAL

     The Board of Directors of the Corporation recommends a vote AGAINST the Shareholder Proposal requesting declassification of the Board of Directors for the purpose of director elections.

FOR	AGAINST	ABSTAIN
☐	☐	☐

     I understand that if I return this form properly signed but do not otherwise specify my choices, this will be deemed to be a request to vote FOR the election of all nominees as Directors; FOR approval of the Executive Incentive Compensation Plan, as amended and restated February 11, 2003; FOR ratification of the selection of PricewaterhouseCoopers LLP as VF’s independent accountants for the fiscal year ending January 3, 2004; and AGAINST the Shareholder Proposal requesting declassification of the Board of Directors for the purpose of director elections.

Signature of Participant:

Dated:	, 2003

IMPORTANT: Please sign and date these instructions exactly as your name appears hereon.		PLEASE SIGN, DATE AND RETURN THESE INSTRUCTIONS PROMPTLY IN THE ENCLOSED ENVELOPE. NO POSTAGE REQUIRED IF MAILED IN THE UNITED STATES.